Exhibit 10.99

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MANUFACTURE AND SUPPLY AGREEMENT

THIS MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”) is made this 3rd day of March, 2022, by and between CHARTWELL PHARMACEUTICALS CARMEL, LLC, a New York limited liability company, having an address of 77 Brenner Drive, Congers, NY 10920 (“Chartwell”), CHARTWELL PHARMACEUTICALS LLC, a Delaware limited liability company (“Chartwell Pharmaceuticals”), and LANNETT COMPANY, INC. and/or its Affiliates (as defined below), a Delaware corporation having an address of 1150 Northbrook Drive, Suite 155, Trevose, PA 19053, USA (“Lannett”). Lannett and Chartwell are separately referred to as “Party” or jointly as “Parties.”

WHEREAS, pursuant to: (i) a Contract of Sale – Office, Commercial and Multi-Family Residential Premises dated March 1, 2022 by and between Chartwell Carmel Realty, LLC (“Chartwell LLC”) and Silarx Pharmaceuticals, Inc. (“Silarx”), Chartwell LLC shall acquire certain real property, including an approved facility, located in Carmel, NY (the “Facility”), and pursuant to the Asset Purchase Agreement dated March 1, 2022 by and among Chartwell Carmel Assets, LLC (“Chartwell Carmel Assets”), Chartwell Pharmaceuticals, LLC and Lannett, Silarx, and Lannett Holdings, Inc. (the “Asset Purchase Agreement”), Chartwell Carmel Assets shall acquire equipment located at the Facility and certain ANDAs (as defined below) (collectively, the “Assets”);

WHEREAS, Chartwell desires to manufacture Products (as defined below) for Lannett during the Term (as defined below) of this Agreement;

WHEREAS, Lannett desires Chartwell to manufacture and supply the Products in accordance with the requirements of this Agreement in order to facilitate the marketing and sale of the Products by Lannett; and

WHEREAS, Chartwell desires to perform such manufacture and supply of the Products and Lannett desires to market and sell the Products, all upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree and covenant as follows:

1.Definitions.

The following terms shall have the meanings set forth below:

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“Affiliate” of a Party means any corporation or other business entity directly or indirectly controlled by, or under common control with, such Party; as used herein, the term “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble and shall include any Exhibits and attachments hereto.

“ANDA” means an Abbreviated New Drug Application filed with the FDA and any other functionally similar procedure for the approval of generic drugs for distribution in the U.S.

“API” means Active Pharmaceutical Ingredient, as defined in FDA regulations.

“Applicable Laws” means all applicable laws, rules, statutes, ordinances, codes, regulations, guidelines or orders of any kind whatsoever of any governmental authority in the U.S. that may apply to the manufacturing, exportation, importation, promotion, marketing, sale and/or distribution of the Products or the performance of either Party’s obligations under this Agreement, to the extent applicable and relevant, and including, but without limitation, the Food Drug and Cosmetic Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §3729-3733), the Code, the FCPA, or any other applicable anti-bribery or anti-corruption law, all current Good Manufacturing Practices and similar Regulatory standards, Regulatory Requirements or guidelines promulgated by the FDA and others as applicable and including trade association guidelines, where applicable.

“Assets” shall have the meaning set forth in the Preamble.

“Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

“Chartwell” shall have the meaning set forth in the Preamble.

“Chartwell LLC” shall have the meaning set forth in the Preamble.

“Chartwell Pharmaceuticals” shall have the meaning set forth in the Preamble.

“Confidential Information” means any information relating to a Party’s current products, its future products and/or its pipeline of drugs and/or its business which is non-public, confidential and/or proprietary in nature, including, but not limited to, information of a business, technical and/or financial nature relating to the formulation of bioequivalent copies of brand products, their costs and sales potential as generic drugs, drug pipeline, product development, technology, manufacturing processes, drawings, specifications, programs, models, projections, formulae, data, know-how, developments, designs, improvements, software programs, marketing plans, strategies, and/or customer and supplier lists.

“Customer” means a Third Party that is not an Affiliate of Lannett and which purchases one or more Products from Lannett and/or its Affiliates in an arm’s length transaction.

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“DEA” means the United States Drug Enforcement Administration or any successor agency.

“Drug Product” means a drug product as defined in 21 C.F.R. Section 314.3.

“Effective Date” means the “Closing Date,” as defined in the Asset Purchase Agreement.

“Facility” shall have the meaning set forth in the Recitals.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDCA” means the United States Food, Drug and Cosmetic Act, codified at 21 U.S.C. 301, et seq., and any regulations promulgated thereunder, including, but not limited to, all current good manufacturing practices as defined therein, in each case as amended from time to time.

“Force Majeure Event” means the occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided, including, but not limited to, fire, accident, labor difficulty, industry wide shortages, sabotage, terrorism, strike, riot, civil commotion, acts of God or change in law.

“Generic Product” means a Drug Product approved under Section 505 (j) of the FDCA.

“current Good Manufacturing Practices” or “cGMPs” means the current good manufacturing practices for manufacturing finished products as set forth from time to time in the FDCA, [and any other current good manufacturing practices] which are applicable to either Party.

“Lannett” shall have the meaning set forth in the Preamble.

“Parties” means Lannett and Chartwell; “Party” means Lannett or Chartwell.

“Place of Delivery” shall have the meaning set forth in Section 3.6.

“Products” or “the Products” means the Generic Products set forth in Exhibit A hereto manufactured by Chartwell or any of its Affiliates for Lannett.

“Quota” means the required DEA Quotas for Schedule I and II controlled substances and List I chemicals.

“Regulatory Approvals” means the approvals required under the FDC (i.e., the approval of an ANDA) and any state and/or other registrations or approvals required to sell and market the Products anywhere in the U.S.

“Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of the FDA in relation to Products, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, marketing, packaging and testing of Products in the U.S.

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“Services” shall have the meaning set forth in Section 3.9.

“Service Expense” shall have the meaning set forth in Section 3.9.

“Shortfall Calculation” shall have the meaning set forth in Section 2.2.

“Specifications” mean the written methods, formula, procedures, specifications, tests (and testing protocols), standards and other specifications pertaining to each of the Products as set forth in the ANDA, as set forth in Exhibit B to this Agreement, as well as the labeling and packaging provided for herein, as modified from time to time by mutual agreement of the Parties in a writing signed and dated by each of the Parties as provided herein.

“Term” means the term of this Agreement, as provided in Section 10.1, including all renewals thereof.

“Third Party” means any person or entity other than the Parties hereto and their Affiliates, officers, directors, managers or employees.

“U.S.” means the United States and its territories and possessions.

“Yield Loss” shall have the meaning set forth in Section 2.2.

2.Manufacture and Supply.
2.1Manufacture and Supply. During the Term of this Agreement and subject to the terms and conditions set forth herein, Lannett or its Affiliates shall purchase Products from Chartwell, and Chartwell shall manufacture and supply Products to Lannett (or a Third Party designated by Lannett) in accordance with the terms of this Agreement. During the Term of this Agreement, Chartwell shall maintain capacities that meet [***] of Lannett’s forecasted demand, subject to obtaining required DEA Quota. Such manufacturing shall include, without limitation, applying all Lannett-provided Product labeling and package inserts and properly packing the Products for shipment as required by the applicable regulatory authorities and performing necessary in-process and release testing according to the Specifications approved in the applicable ANDAs. Lannett shall procure raw materials, packaging materials and components required in connection with the manufacturing of Products. Chartwell shall be responsible for maintaining and storing the raw materials, packaging materials and components required in connection with the manufacturing of Products in useable condition and in a secure location or facility to protect against theft and damage.  In addition, Chartwell shall be responsible for all costs associated with the storage of the materials and Chartwell shall bear all risk of loss or damage to the raw materials, packaging materials and components required in connection with the manufacturing of Products while in Chartwell’s possession. Chartwell shall supply the Products to Lannett in finished packs ready for end-consumer use with labeling provided by Lannett and compliant with Regulatory Requirements.
2.2API. Lannett shall be responsible for procuring the API for the Products. Chartwell shall be responsible for performing incoming inspections of API and coordinating necessary testing of the API as well as all costs associated with testing of the API.  After API testing is performed, Chartwell shall send Lannett results of such tests for Lannett to review the

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data from testing prior to the API being used in the finished Product. Chartwell shall be responsible for maintaining and storing the API in useable condition and in a secure location or facility to protect against theft and damage.  In addition, Chartwell shall be responsible for all costs associated with the storage of the materials and Chartwell shall bear all risk of loss or damage to API while in Chartwell’s possession. Chartwell shall maintain adequate insurance coverage for the replacement cost of the API in the event of damage or destruction of the API for any reason.  Chartwell shall identify all API with a drug-specific code and ensure that a record is maintained of the lot of each API and ensure that the API is appropriately segregated from other products in Chartwell’s storage. Lannett may deduct from any payment owed to Chartwell any API not used in saleable Products, including, but not limited to, any API damages, rejected or returned due to a recall or Yield Loss (as defined below) that is attributable to Chartwell’s failure to perform services hereunder in accordance with Specifications, Applicable Laws, cGMPs, all applicable regulatory requirements and in compliance with the terms set forth in this Agreement and the Quality Agreement (“Shortfall Calculation”). Chartwell shall reimburse Lannett, for any such amount exceeding [***], for any yield loss of the API which exceeds by more than [***] the applicable standard yield loss set forth on Exhibit G attached hereto (“Yield Loss”).
2.3Inventory. On a monthly basis commencing upon the Effective Date, Chartwell shall provide Lannett with an inventory update listing all finished Products, raw materials, components, and labels then in Chartwell’s possession, within two (2) business days following the end of each month.
2.4Product Specifications. The Specifications of the Products are set forth in Exhibit B to this Agreement as such Exhibit may be amended from time to time in writing signed and dated by each of the Parties which makes specific reference to Exhibit B of this Agreement.
3.Price, Orders and Terms of Payment.
3.1Pricing.
a)The pricing for the Products shall be as set forth on Exhibit C hereto, as the same may be amended from time to time by mutual agreement of the Parties in accordance with this Section 3.1(a). All sums shall be expressed in and payable in U.S. Dollars. Notwithstanding the foregoing, the pricing for any unfinished Products located at the Facility on the Effective Date shall be [***].
b)The purchase price owed by Lannett to Chartwell shall be reduced by [***].
3.2Purchase Orders. Lannett will order Products by sending purchase orders to Chartwell in accordance with the Shipping Instructions set forth on Exhibit D (the “Purchase Order”). Lannett shall have the right to place orders for Products up through the last day of the Term of this Agreement. Chartwell shall fill all orders even though Products may be shipped and paid for after this Agreement has terminated. Chartwell will make delivery of no less than [***] of Lannett’s forecasted requirements of the Products in accordance with the agreed upon delivery date in the Purchase Order. In the event that Chartwell cannot deliver at least [***] of

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Lannett’s forecasted requirements of the Products on or before the delivery date set forth in the Purchase Order, Chartwell shall immediately notify Lannett and Chartwell shall make best efforts to deliver the remainder of the quantity of Products stated in the Purchase Order as soon as possible.
3.3Lead Time.
a)Lannett will provide Chartwell with a minimum lead-time of twelve (12) weeks on all Purchase Orders. Within three (3) business days after its receipt of a Purchase Order from Lannett, Chartwell shall notify Lannett of its acceptance of such Purchase Order as a binding order or shall indicate what portion of the amounts covered by the Purchase Order Chartwell is willing to accept as a binding order. Chartwell’s confirmation shall also confirm the proposed shipment date or propose an alternative shipment date. If notification is not received within three (3) business days after receipt of a Purchase Order, the Purchase Order will be deemed to be accepted. Both Parties shall make reasonable efforts to adjust order requirements to reflect market conditions. If Lannett and Chartwell cannot agree upon the proposed alternative shipment date, then the delivery timing will default to the original twelve (12) weeks.
b)Chartwell will honor Lannett’s Purchase Order delivery dates as long as API, raw materials, packaging materials and components are physically onsite at the Facility within thirty (30) days of that delivery date. If API, raw materials, packaging materials and components are not physically onsite at the Facility within thirty (30) days of that delivery date, the adjusted delivery date shall be thirty (30) days after receipt of materials at the Facility.
3.4Forecasting. Thirty (30) calendar days prior to the commencement of each Lannett fiscal quarter during the Term of this Agreement, Lannett shall submit a twelve (12) month rolling forecast, broken down on a monthly basis, covering Lannett’s anticipated requirements of Products. The first three (3) months of each rolling forecast shall be a binding forecast, and the last nine (9) months will be for information purposes only and non-binding. Lannett shall provide Chartwell with a copy of the Quota application promptly after it is submitted to the FDA on April 1, 2022 with respect to Products to be manufactured in 2023, and shall submit a forecast to Chartwell on March 15, 2023. If Lannett fails to provide an updated forecast as set forth above, the forecast that was last provided by Lannett shall be considered to be Lannett’s forecast for the next succeeding quarter. Lannett may, in its sole discretion, choose to discontinue Products from time to time for any reason.
3.5Title; Delivery. Unless Lannett and Chartwell agree otherwise in writing, all Products will be shipped EXW (Incoterms 2020), from the Facility at 1033 Stoneleigh Avenue, Carmel, NY 10512 (“Place of Delivery”).  All orders will be shipped in accordance with the shipping instructions provided by Lannett. After the Products are picked up at the Place of Delivery, Lannett shall assume title to, rights to, and risks on the Products, free and clear of all liens, security interests, claims and/or encumbrances of any kind or nature, including, without limitation, those of any Third Party.  Chartwell shall preserve and package all Products in a manner that will afford adequate protection against corrosion, deterioration and physical damage during shipment, and must conform to common carrier rules and regulations and Lannett’s directions for shipment.  Furthermore, all costs, risks of loss, and damages due to (i) holds or enforcement actions by the USDA or the FDA, and (ii) taxes and duties imposed upon the

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delivery of the Products, shall be the responsibility of Chartwell until picked up at the Place of Delivery.  All costs relating to the packaging, shipment, delivery, taxes and damage to the Products shall be included in the costs of goods sold.
3.6Payment Terms.  Lannett shall pay Chartwell for Products within [***] days after the date of receipt of such Products and all associated certificates of analysis (the “Delivery Date”) at the Place of Delivery. Notwithstanding the preceding sentence, Lannett shall pay Chartwell all future payments upon delivery if Lannett fails to make any payment within such time period, in addition to any other remedies available under this Agreement. Payments shall be made to Chartwell by check or wire transfer to the bank account designated by Chartwell.
3.7Failure to Supply.  Chartwell shall notify Lannett immediately of any anticipated failure to meet Lannett’s forecasted supply of Products, for any reason whatsoever (“Failure to Supply”).
3.8Scope of Agreement. This Agreement shall serve as the master agreement between the Parties and, as such, sets forth all of the terms and conditions (other than terms and conditions contained in the Quality Agreement between the Parties) concerning all purchases by Lannett of Products during the Term of this Agreement. The terms and conditions of this Agreement shall apply to all Purchase Orders issued hereunder. In no event shall any terms or conditions included on any Purchase Order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the Parties under this Agreement, unless such terms are expressly agreed to by the Parties in writing. If there is a conflict between the terms of any Purchase Order or other document and this Agreement, the terms of this Agreement shall control, unless such Purchase Order or other document, as applicable, has been signed by both Parties, in which event such Purchase Order or other document, as applicable, shall control, but solely to the extent of the conflict. The Parties further agree that no course of dealing between the Parties shall in any way modify, change or supersede the terms and conditions of this Agreement.
3.9Services. [***].
3.10Additional Products. If the Parties desire to add additional Products to this Agreement, they may do so by signing an Addendum hereto that includes Specifications and Pricing Exhibits applicable to such additional Products. New Products shall become a Product for purposes of this Agreement. No such Addendum shall be effective unless and until it has been signed by both Parties hereto.
3.11Serialization. All Products delivered by Chartwell to Lannett shall meet serialization requirements, as outlined in the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act) signed into law on November 27, 2013 and provide data to support the Products’ traceability as deemed necessary by Lannett. Requirements include, but are not limited to, the addition of unique Product identifiers, Global Trade Item Number (“GTIN”), Serial Number (“SN”), lot or batch number (“LOT”), expiration date (“EXP”) imprinted on each sellable unit, the same unique Product identifiers mentioned above and Quantity (“QTY”) are required on each homogeneous case and Serialized Shipping Container Code, 18-digit (“SSCC18”) on each pallet intended to be introduced in the U.S. market. Serial numbers must be

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aggregated from unit to case and case to pallet. Reporting of serial number and aggregation data is required to coincide with finished Products shipment and must conform to data exchange format and connectivity specifications supported by [***]. The Serialization Business Requirements are attached hereto as Exhibit E. Lannett shall be solely responsible for maintaining and trouble-shooting the [***] utilized for the purposes of this Agreement, as well as any and all costs, fees and other expenses relating to the same, except to the extent the event resulting in the need to maintain or repair the [***] system was caused by the actions or inactions of Chartwell, its Affiliates or representatives, then all such costs, fees, and expenses in connection with such trouble-shooting shall be Chartwell’s sole responsibility. Chartwell shall provide, at no expense to Lannett, needed access and cooperation for any trouble-shooting or maintenance of the [***]. Chartwell shall provide, at no expense to Lannett, needed access, support and maintenance of packaging production equipment utilized for serialization labeling and inspection.
4.Manufacture and Delivery of Product.
4.1Manufacture. The Products shall be manufactured by Chartwell at its facilities in New York, or at such other location as Chartwell may utilize that has been approved by the FDA in the ANDA for the Products, in accordance with all relevant current Good Manufacturing Practices (“cGMPs”) and all Applicable Laws, rules and regulations promulgated by the FDA, as amended and revised from time to time. The Products shall be manufactured by Chartwell according to the manufacturing process filed in the approved applicable ANDA and the Specifications. Manufacturing shall include, without limitation, applying all Products’ labeling and package inserts and properly packing the Products for shipment as required by the applicable regulatory authorities. No changes may be made in the Manufacturing process, labeling and package inserts or Manufacturing facility without Lannett’s written approval.
4.2Packaging and Delivery. Chartwell shall package the Products in a manner that will protect the Products against damage or deterioration under normal conditions and shall advise Lannett as to any special conditions which may be required during transit and storage thereof. The Products shall be packaged in cases and full cases shall be stored on pallets. Lannett does not accept any partial cases. Electronic Product Code Information Service (“EPCIS”) data associated with each lot of Product must be sent to Lannett either prior to shipment or no later than finished Product shipment from Chartwell to Lannett.
4.3Electronic Data Interchange. Lannett prefers to utilize Electronic Data Interchange (“EDI”) transactions for Products’ order placement and tracking.  Lannett expects Chartwell to transmit at a minimum, an EDI856 ASN (Advance Ship Notification) upon shipment of Products from Chartwell’s facility.  Additional EDI transactions may be established upon mutual agreement by the Parties.
4.4Cooperation. During the Term of this Agreement, Chartwell shall assist Lannett in its preparation of any documents or other materials which the FDA and/or any other regulatory authority may require Lannett to submit to validate, sell and/or distribute the Products to be supplied by Chartwell under this Agreement, at Chartwell’s sole cost and expense. This includes, but is not limited to, providing assistance in the preparation of Supplements, Field Alert

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Reports, Annual Reports, Annual Product Reviews, and Periodic Adverse Drug Experience Report for the Products.
4.5Required Changes. In the event Lannett is required to change the Specifications of the Products listed in Exhibit A pursuant to Applicable Laws or in response to the order or request of the FDA or another applicable regulatory authority, no prior consent of Chartwell shall be necessary to effect such change. In the event Lannett wishes to change Specifications of the Products listed in Exhibit A absent a legal requirement to make such change, Lannett shall deliver to Chartwell written notice of any required changes to the Specifications, and Chartwell shall use its commercially reasonable efforts to make such changes to the Specifications. Chartwell shall obtain Lannett’s prior written consent to the implementation of: (i) any change in the Third Party materials; (ii) any change in equipment; (iii) any change in, or addition of, Third Party suppliers (including subcontractors) used by Chartwell in relation to the provision of services under this Agreement; (iv) any change in release testing procedure or stability testing; (v) any change in Specifications; (vi) any change in the SKU of any Product; (vii) any change in artwork; (viii) any change in information services or information technology software or services utilized in shared systems; or (ix) any other change that affects or could reasonably be expected to affect the approved ANDA(s) relating to the Products. Chartwell shall cooperate with Lannett in good faith to implement all changes to the Specifications as soon as practicable after notice thereof. If any change to Specifications requested by Lannett materially affects Chartwell’s costs of producing the Product, then Chartwell shall promptly so inform Lannett in writing and the Parties shall negotiate, in good faith, an adjustment to the pricing paid by Lannett for the Products under this Agreement. If the Parties cannot mutually agree on an adjustment to pricing, then either Chartwell or Lannett may terminate this Agreement on not less than ninety (90) days prior written notice, without any further obligation to the other Party; provided, however, that Lannett shall remain liable for all sums owed to Chartwell for the timely delivery of all orders of Products that were placed prior to the date of termination.
4.6Quality Control. Chartwell shall conduct, or cause to be conducted, quality control testing, including, but not limited to, necessary annual and any other stability testing of all Products manufactured by Chartwell, including APIs, excipients, containers and closures, prior to shipment to Lannett, in accordance with the Specifications (“Quality Testing”) filed in the approved ANDAs at the sites listed in the approved ANDAs, provided that Chartwell may have access to stability testing performed by Lannett prior to the Closing Date (as defined in the Asset Purchase Agreement) of the Asset Purchase Agreement. Any Quality Testing site changes must be reviewed and approved by Lannett prior to implementation. The Quality Testing shall include all release testing as required by the applicable regulatory authorities and in accordance with the Specifications approved in the applicable ANDA. Chartwell shall retain records pertaining to the Quality Testing. Any outside testing laboratory proposed by Chartwell must be listed in application documents approved by FDA and approved in the ANDA for the Products prior to use. The completed release documents shall be provided by Chartwell to Lannett within three (3) business days from the date on which Chartwell releases the applicable Products. For the avoidance of doubt, no Products will leave the manufacturing facility for distribution without the complete release documents. Each shipment of Products hereunder shall be accompanied by a certificate of analysis for each batch of Products therein. Chartwell shall make the final Products available for Lannett at the Place of Delivery. The final Products shall include all Product labeling, package inserts, proper packing for shipment and a certificate of analysis for

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each batch of Products as referred to in this Section 4.7. Lannett shall accept or reject the Products in accordance with the procedures as set forth in the Quality Agreement.
4.7Labeling. Lannett shall be responsible for the creation and content of all labeling for the Products and the printing of all labeling materials. Lannett shall provide Chartwell all labeling materials (e.g., package insert, container label, carton label, medication guide, patient labeling, etc.) in final format for the Products. Lannett is responsible for updating labeling content, consistent with RLD labeling content and all requested FDA updates. Chartwell is responsible for ensuring the most currently approved labeling is used on Products supplied to Lannett. Lannett will notify Chartwell within three (3) business days of any changes being made to labeling materials, including changes made due to RLD updates or at FDA request.
4.8Quality Agreement. After the date hereof and prior to the Effective Date, the Parties shall negotiate in good faith and use commercially reasonable efforts to enter into a quality agreement (the “Quality Agreement”), specifying operational routines between the Parties concerning (among other things) the delivery, acceptance, storage, and handling of Products. The Quality Agreement will be subject to and consistent with the terms of this Agreement and the Specifications, and, in the event of a conflict between terms of this Agreement and/or the Specifications, as applicable, on the one hand, and the Quality Agreement on the other hand, this Agreement or the Specifications, as applicable, will govern, it being agreed that more specific provisions in the Quality Agreement shall not be deemed a conflict.
4.9Inspection of Products. Within ten (10) business days of the arrival of each lot of Products at the facility designated by Lannett, Lannett shall inspect and test each lot of Products at its own cost and expense. If, upon inspecting and testing the Products, Lannett determines that a Product lot does not materially conform to the Specifications or to any of the warranties contained in Section 5.1 below, then Lannett shall, within such ten (10) business day period, give Chartwell written notice of such non-conformity (setting forth the details of such non-conformity).
4.10Latent Defects. The Parties acknowledge that it is possible for Products to have manufacturing defects that are not discoverable through industry standard physical inspection or testing (hereinafter referred to as “Latent Defects”). Latent Defects may include, by way of illustration and not definition or limitation, loss of potency/stability, discoloration, contamination with foreign matter or substances or other manufacturing defects. Lannett shall remain responsible for all Latent Defects, provided that Chartwell shall remain responsible for all such Latent Defects that are directly attributable to the manufacture of Products, but only when such Latent Defects are attributable either to Chartwell’s material deviation from the Specifications or to any breach of the warranties contained in Section 5.1. If any Party discovers or becomes aware of a Latent Defect in any Products manufactured by Chartwell and shipped to or for the benefit of Lannett, it shall promptly notify the other Party. The provisions of Section 4.9 above shall apply to any such shipment.
4.11Disputes. Chartwell shall respond in writing to a rejection notice from Lannett within ten (10) days from the date of receipt of such rejection notice in accordance with Sections 4.9 and 4.10 above. If Chartwell fails to respond within such time period, Chartwell shall be deemed have accepted such rejection and to agree with the basis therefor. If Chartwell does not

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agree with Lannett’s determination that such Product fails to conform to the Specifications or the warranties provided by Chartwell in Section 5.1, then Chartwell and Lannett shall use reasonable efforts to resolve such disagreement as promptly as possible. Without limiting the foregoing, if such disagreement cannot be resolved within fourteen (14) days following Chartwell’s notice that it disagrees with Lannett’s determination, disputes between the Parties as to whether all or any part of a shipment rejected by Lannett materially conforms to the Specifications shall be resolved by a mutually acceptable Third Party testing laboratory registered with FDA and the determination of such laboratory as to whether such Product was non-conforming shall be final and binding on the Parties. Chartwell shall pay all the fees of the Third Party laboratory, unless the Third Party testing laboratory determines that the delivered Product materially conforms to the Specifications, in which case Lannett shall pay all the fees of such Third Party laboratory.
4.12Refunds; Replacement of Products. Products accepted by Lannett as not meeting the applicable requirements and/or the Specifications, or which are determined by the laboratory not to meet such requirements and/or the Specifications, shall be returned by Lannett to Chartwell, or disposed of, as directed by Chartwell and at Chartwell’s sole cost and expense (including, but not limited to, the cost of labor and supplies to manufacture the replacement quantity, and all shipping costs and expenses to deliver such replacement quantity). At Lannett’s election, Chartwell shall either (a) if approved by Lannett in writing, replace all such rejected Products as promptly as practicable, but in any event, within [***] days after its receipt of Lannett’s notice of such rejection or the resolution of any dispute relating to such notice or (b) promptly refund to Lannett any amount paid by Lannett for such rejected Products or, if such Products have not been paid for, cancel any outstanding invoice (or portion thereof) relating to such Products. Without limiting any other provision in this Agreement, Lannett may withhold payment for such shipment or the portion thereof that has been rejected by Lannett pursuant to Section 4.9 and 4.10 pending the resolution of any dispute relating thereto, and in the event that the rejected Product is determined to be non-conforming pursuant to Section 4.11, then Lannett shall have no obligation to make any payment for such shipment of such Product. If Lannett does not elect to have any rejected Product replaced by Chartwell, the quantity of the Product that Lannett is obligated to purchase hereunder for the period in which such rejected Product was delivered shall be reduced by the quantity of Product so rejected.
4.13Right of Audit. Lannett and its representatives shall have the right to audit Chartwell for compliance with applicable regulatory requirements, including, but not limited to, cGMPs, at reasonable intervals and upon reasonable notice. Such audits shall be scheduled at mutually agreeable times.
4.14Inspection of Facilities. Lannett shall have the right to inspect, once per quarter, during normal business hours, upon fifteen (15) days’ advance notice or on less notice if reasonably required in order to timely respond to or comply with inquiries from or requirements imposed by any applicable regulatory authority, the operations and facilities wherein any Products are manufactured, packaged, tested, labeled and/or stored for shipping; provided, however, that Lannett shall have the right to inspect the facilities for cause, including, but not limited to any activities involving product failures and recalls. All Products manufactured by Chartwell shall be subject to approval by Lannett’s quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not each batch of Products meets the Specifications and complies with all warranties contained in this Agreement.

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Chartwell warrants that the plant(s) for manufacture of the Products is and shall be in compliance with all applicable cGMPs and that such plant(s) is and shall continue to be available for FDA inspection if and when the FDA so requests.
4.15Regulatory Matters.
a)Filing and Maintenance of Regulatory Approval. Lannett is responsible for obtaining and maintaining Regulatory Approvals for the Products, including submission of ANDA updates, drug listing, annual reports, and periodic safety reports.
b)Regulatory Actions. Chartwell shall permit FDA and other regulatory authorities, as applicable, to conduct such inspections of the facility, and/or any other facility at which any of the manufacturing or processing activities relating to the Products are performed, as such regulatory authorities may request, including pre-approval inspections, and shall cooperate with such regulatory authorities with respect to such inspections and any related matters, in each case in relation to the manufacture and supply of Products. Chartwell shall (a) give Lannett prior written notice, as far in advance as practicable, of any such inspections related to the Products or that could reasonably be expected to have implications for Chartwell’s obligations under this Agreement; (b) permit a representative of Lannett to be present at any such inspection contemplated by clause (a); (c) provide Lannett with a copy of any report(s), notices, findings or other documentation received from the FDA or other regulatory authority following such inspection, which may be redacted to remove information that is unrelated to the Products and that relates to matters that could not reasonably be expected to affect Chartwell’s performance of this Agreement; and (d) otherwise keep Lannett informed about the results and conclusions of each such regulatory inspection, including any actions taken by Chartwell to remedy any conditions cited in such inspections related to the Products.
c)Regulatory Cooperation. Chartwell agrees to provide Lannett, as requested, with all information and data in Chartwell’s possession or control necessary or reasonably useful for Lannett (and/or its designees) to apply for, obtain and maintain regulatory approvals for any Products in any country, including information relating to the facility, or the methodology, raw materials and intermediates used in the manufacture, processing or packaging of the Products, or any other matters required or requested to be provided to the FDA or any other regulatory authority. In addition, Chartwell agrees to cooperate with Lannett (and/or its designees) with respect to obligations to submit or report information relevant to the Products pursuant to FDA regulations and other Applicable Laws.
d)Recalls, etc. Any recalls, withdrawals, field alerts or similar actions involving any of the Products listed in Exhibit A shall, as between the Parties, be controlled solely by Lannett; provided, however, that if Chartwell reasonably believes any such action may be necessary by virtue of any Products provided under this Agreement, Chartwell shall immediately notify Lannett in writing. Chartwell shall provide assistance to Lannett (and/or its designees), as reasonably requested by Lannett, in conducting such action, including providing all pertinent records that may assist Lannett in effecting such recall or other action. Chartwell shall be liable for such costs if a recall is the result of Chartwell’s negligence, error or omission.

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4.16Pharmacovigilance and Safety Reporting. Lannett will manage and be responsible for pharmacovigilance for the Products listed in Exhibit A, with the assistance of Chartwell. As such, Chartwell shall forward any Products’ safety or medical inquiry information that it becomes aware of, including adverse events, via phone at 844-834-0530 or via email to all of the following recipients, PVUS.MILannett@primevigilance.com, PVUS.AELannett@primevigilance.com, and PVLannett@lannett.com, within two (2) business days of receipt.  If there is any doubt concerning what constitutes an adverse event, or only minimum information has been received, Chartwell will provide this information to Lannett for assessment, further processing and applicable reporting. Lannett will send an acknowledgment of receipt within two (2) business days by email to the primary contact of Chartwell for information received. If delivery failure notification is received by either Party sending the information, it will immediately be re-sent and reasonable steps taken to ensure that it does not occur again. Chartwell will assist in obtaining follow-up information and any other activities to ensure proper reporting to regulatory authorities. Chartwell will ensure that an adequate process is in place to comply with its responsibilities as described. Chartwell is responsible for appropriate training of its personnel with respect to the responsibilities herein.
4.17Supplier Code of Conduct. Chartwell will at all times comply with, and cause all of its subcontractors and suppliers to comply with, the Supplier Code of Conduct, as attached hereto as Exhibit H.
4.18Governance. Each of Lannett and Chartwell shall appoint one or more representatives who possess a general understanding of this Agreement and the Products to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). Each of Lannett and Chartwell may replace its respective Alliance Manager at any time upon written notice to the other. The Alliance Managers shall meet (in person or via teleconference) no less than every calendar month (or as otherwise agreed by the Parties) during the Term to review rolling forecasts, Product manufacturing issues, ordering of the Products, commercialization issues, and any other matters relating to the manufacturing and supply of the Products hereunder. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Parties.
5.Warranties.
5.1Chartwell’s Warranties. Chartwell represents and warrants to Lannett that:
a)It has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;
b)The Products and all components and ingredients thereof shall be manufactured and delivered in compliance with: (i) the Specifications; (ii) the terms of this Agreement; (iii) the methods processes and procedures, including the site manufacture, set forth in the DMF, together with all applicable regulatory requirements relating to the manufacture of the Products; (iv) all Applicable Laws; (v) all quality control procedures and associated test methods for the manufacturing process as developed by Chartwell in conformance with the Quality Agreement and acceptance specifications and test methods for the Products as jointly approved by Chartwell and Lannett; and (vi) the approved ANDA for the Products;

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c)Chartwell shall not deviate from manufacturing the Products in accordance with Section 5.1(b) without the prior written consent of a duly authorized representative of Lannett;
d)Good and valid title to the Products will pass to Lannett upon delivery by Chartwell to Lannett at the Place of Delivery, free and clear of all liens, security interests, claims and/or encumbrances of any kind or nature, including, without limitation, those of any Third Parties; and
e)All manufacturing, packaging and testing procedures utilized under this Agreement have been or shall be validated under the FDCA.
f)All Products supplied by Chartwell under this Agreement shall have no less than [***] of the initial shelf life at the time of delivery of such Products to Lannett (or its designees).
g)Chartwell has obtained and, at all times during the Term, shall maintain, all registrations, permits, licenses and approvals required by regulatory authorities and other governmental authorities in order for Chartwell to manufacture and supply Products to Lannett, and otherwise to perform its obligations, under this Agreement and in accordance with Applicable Laws.
h)Chartwell has sufficient capacity, facilities and employees with the requisite skill and experience to manufacture Products conforming to the warranties set forth in this Agreement.
i)Neither Chartwell, nor any of its Affiliates, nor, to the best of Chartwell’s knowledge, any of their respective employees have been “debarred” or suspended by the FDA, or subject to a similar sanction from any regulatory authority in any jurisdiction outside the United States, nor have debarment proceedings against Chartwell, any of its Affiliates, or any of their respective employees been commenced. Chartwell shall not, in the performance of its obligations, under this Agreement use the services of any person so “debarred” or suspended.
5.2Lannett’s Warranties. Lannett represents and warrants to Chartwell that:
a)It has the full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms; and
b)it is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder.
5.3Mutual Warranties.
a)Each Party represents and warrants to the other Party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the FDCA, and shall undertake throughout the Term of this Agreement to maintain the same in full force and effect. Each Party further covenants that it shall use commercially reasonable efforts to obtain all such other permits and authorizations as may be reasonably required from

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time to time in either case to operate their respective facilities and/or businesses in order to manufacture, provide, distribute and/or sell Products hereunder.
b)Each Party represents and warrants that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any Third Party, including any non-U.S. official, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law or policy. Each Party further represents that it shall, and shall cause each of its subsidiaries or Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law or policy and Lannett’s Supplier Code of Conduct attached hereto as Exhibit H. Each Party further represents and warrants that it will notify the other Party within 5 (five) business days of any known or suspected violations of the representations and warranties made in this Section 5.3 (b).
5.4No Adulteration. For the purposes of Section 303(c) of the FDCA: (a) Chartwell guarantees to Lannett that all Products shipped by or on behalf of Chartwell hereunder will not, on the date of shipment, be adulterated or misbranded (i) within the meaning of the FDCA, or (ii) within the meaning of any applicable state law in which the definitions of “adulteration” and/or “misbranding” are substantially the same as those contained in the FDCA, the provisions of which are in effect at the time of such shipment, and will not be an article which may not, under the provisions of Section 404 or 505 of the FDCA, be introduced into interstate commerce; and (b) Lannett guarantees to Chartwell that all finished Products shipped by or on behalf of Lannett hereunder will not, on the date of shipment, be adulterated or misbranded (i) within the meaning of the FDCA, or (ii) within the meaning of any applicable state law in which the definitions of “adulteration” and/or “misbranding” are substantially the same as those contained in the FDCA, the provisions of which are in effect at the time of such shipment, and will not be an article which may not, under the provisions of Section 404 or 505 of the FDCA, be introduced into interstate commerce.
5.5Generic Drug Enforcement FDA Act of 1992. Each Party will comply at all times with the provisions of the United States Generic Drug Enforcement FDA Act of 1992, as amended, and will upon request certify in writing to the other Parties that none of its employees nor any person providing services in connection with this Agreement and/or the Products have been debarred under the provisions of such Act.
5.6Compliance with Laws. The Parties to this Agreement intend to comply with all applicable laws, rules and regulations, including the federal Anti-Kickback Statute (42 U.S.C. 1320a-7b) and the related safe harbor regulations as well as all applicable non-US equivalent regulations. The Parties agree that Lannett’s audit rights contained in Section 4.13 of this Agreement apply to Chartwell’s compliance with this Section 5.6. Chartwell further agrees to indemnify, defend and hold harmless Lannett and its officers, directors, employees, agents and Affiliates from and against any and all violations of applicable laws, rules and regulations, including of the Anti-Kickback Statute by Chartwell or any of its subcontractors.

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6.Intellectual Property Rights.
6.1Ownership of Regulatory Approvals. All ANDAs submitted by Lannett to the FDA and any approvals granted to Lannett by the FDA shall be owned by Lannett or its Affiliates. All ANDAs submitted by Chartwell to the FDA and any approvals granted to Chartwell by the FDA shall be owned by Chartwell or its Affiliates.
6.2Ownership of Inventions and Technology. Lannett shall solely own all data, information, materials, inventions and any and all intellectual property rights in the foregoing, created, discovered and/or invented by employees of Lannett and/or persons or entities obligated to assign to Lannett such data, information, materials and inventions and intellectual property rights therein. Chartwell shall solely own all data, information, materials, inventions and any and all intellectual property rights in the foregoing, created, discovered and/or invented by employees of Chartwell and/or persons or entities obligated to assign to Chartwell such data, information, materials and inventions and intellectual property rights therein.
7.Confidentiality.
7.1Confidentiality. Each Party agrees to retain in confidence all proprietary and confidential information of the others disclosed to it pursuant to this Agreement, whether such disclosure occurred before or after the date hereof. Disclosed information shall not be deemed confidential hereunder if: (a) it is now or later becomes publicly known, other than through the fault of the receiving Party; (b) it is known to the receiving Party at the time of disclosure; (c) it is rightfully obtained by the receiving Party from a Third Party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving Party without access to the disclosing Party’s information; and/or (e) it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that, prior to such disclosure, the disclosing Party is given reasonable advance notice of such order and an opportunity to object to such disclosure. The confidentiality of disclosed proprietary and confidential information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential. The Parties specifically agree that all terms of this Agreement, all sales and Product requirements and costs and all Purchase Orders shall be deemed to be confidential; provided, however, that this sentence shall not apply to any person or entity that desires to acquire or merge with or into either Party, so long as such person or entity enters into a confidentiality agreement or non-disclosure agreement on terms comparable to those set forth herein.
7.2Separate Confidentiality Agreement. If the Parties entered into one or more separate confidentiality agreements or non-disclosure agreements (each, a “Confidentiality Agreement”), such Confidentiality Agreement(s) shall be and remain in full force and effect as provided therein. In the event of any conflict between the terms of this Agreement and the terms of any such Confidentiality Agreement, the terms of such Confidentiality Agreement shall control.

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7.3Public Announcements. During the Term of this Agreement, neither Party hereto shall issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, the Products, the finished Products or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement shall prevent or preclude any Party from making such disclosures as may be required by applicable law, including, but not limited to, any disclosures required by applicable securities laws.
8.Indemnification.
8.1Lannett shall indemnify, defend and hold Chartwell and its officers, directors, Affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, Third Party claims, reasonable attorneys’ fees and court costs) of every kind and nature caused by or resulting from (a) Lannett’s breach or violation of any of its obligations under this Agreement, (b) the negligence, gross negligence or willful misconduct of Lannett, its Affiliates and/or their respective officers, directors, employees, agents, successors and/or assigns, and/or (c) any allegation by a Third Party that any Product (but not the manufacture and/or processing thereof), infringes upon or violates any patent, copyright, trade secret, trademark or other intellectual property right of any Third Party and/or any allegation or claim of product liability made with respect to (i) the Products manufactured by Lannett prior to the Effective Date, or (ii) any Products listed in Exhibit A manufactured by Chartwell after the Effective Date, unless and to the extent that such product liability claim relates to or arises out of Chartwell’s improper handling, processing, storing, or manufacturing of the Products or the materials and components comprising the Products; provided, however, that in no event shall this Section apply to any claim covered by Section 8.2 below and, except as provided in Section 8.4 below, Lannett shall not have any liability or indemnification obligation hereunder to the extent any such allegation is caused by the negligence, gross negligence or willful misconduct of Chartwell or its officers, directors, agents and/or employees.
8.2Chartwell shall indemnify, defend and hold Lannett and its officers, directors, Affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, Third Party claims, reasonable attorneys’ fees and court costs) of every kind and nature caused by or resulting from (a) Chartwell’s breach or violation of any of its obligations under this Agreement, (b) the negligence, gross negligence or willful misconduct of Chartwell, its Affiliates and/or their respective officers, directors, employees, agents, successors and/or assigns, (c) any allegation by a Third Party that the manufacture and/or processing of any Product infringes upon or violates any patent, copyright, trade secret, trademark or other intellectual property right of any Third Party arising out of Chartwell’s negligence, misconduct, breach of this Agreement or failure to manufacture and deliver the Product in accordance with the Specifications and all Applicable Laws, rules and regulations, and/or (d) any allegation or claim of product liability made with respect to any Products listed on Exhibit A manufactured by Chartwell after the Effective Date to the extent such claim relates to or arises out of Chartwell’s improper handling, processing, storing, or manufacturing of the Products or the materials and components comprising the

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Products; provided, however, that in no event shall this Section apply to any claim covered by Section 8.1 above and, except as provided in Section 8.4 below, Chartwell shall not have any liability or indemnification obligation hereunder to the extent any such allegation is caused by the negligence, gross negligence or willful misconduct of Lannett or its officers, directors, agents and/or employees.
8.3Each Party will promptly notify the other of any actual or threatened judicial or other proceedings which could involve either or both Parties. Each Party reserves the right to defend itself in any such proceedings; provided, however, that, if indemnity is sought, then the Party from whom indemnity is sought shall have the right to control the defense of the claim, and the indemnified Party may participate with counsel of its choice at its own expense. The Parties shall cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to the Products supplied pursuant to this Agreement. Each Party will supply information to the other relevant Party regarding any product liability claims and litigation affecting the Products.
8.4Each Party shall have a contractual right of contribution against the other Party equivalent to the currently existing rights of contribution among joint tortfeasors under Delaware law with respect to any claims, demands, costs, expenses, losses and/or damages (including, but not limited to, reasonable attorneys’ fees and court costs) of any kind or nature arising in favor of any person associated with the pharmacology of the active components of the Products.
9.Insurance. Unless the Parties otherwise agree in writing, the following terms shall apply:
9.1During the Term of this Agreement and for a period five (5) years after any expiration or termination of this Agreement, Lannett and Chartwell shall maintain in full force and effect a comprehensive general liability insurance policy, including coverage for products liability, contractual liability, bodily injury (including death) and property damage, with minimum limits of at least Five Million Dollars ($5,000,000) per occurrence.
9.2During the Term of this Agreement and for a period five (5) years after any expiration or termination of this Agreement, Chartwell shall maintain in full force and effect Professional Liability (Errors and Omissions) insurance with minimum limits of $5,000,000 each event and $5,000,000 policy aggregate, including contractual liability endorsement.
9.3On or before the date on which Lannett begins to sell the Products in the United States, as it relates to the comprehensive general liability insurance policy, each Party shall deliver to the other Party a Certificate of Insurance with a broad form vendors endorsement naming such other Party as an additional insured to verify the coverage required by this Agreement, which endorsement provides a thirty (30) day written notice of cancellation, termination or non-renewal to each Lannett and Chartwell. Each Party agrees to promptly renew all insurance policies in a timely manner and so notify the other Party with certificates evidencing the same. Each Party further agrees to notify the other Party at least thirty (30) days in advance of any proposed cancellation, termination or non-renewal of any such policies.

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10.Term and Termination.
10.1Termination. Unless terminated in accordance with the provisions of Section 10.2 below, the Term of this Agreement shall commence on the Effective Date and shall terminate eighteen (18) months from the Effective Date, unless renewed in accordance with the provisions of this Section 10.1 (the “Initial Term”). If neither Party is in default, in any material respect, of any of its obligations under this Agreement, then the Term of this Agreement may be extended, upon mutual written agreement of the Parties, for such time or times that the Parties may mutually agree upon at the expiration of the Initial Term or any Renewal Term unless and until this Agreement is terminated by any Party in accordance with the terms hereof (each, a “Renewal Term”). The Initial Term and any Renewal Term may be together referred to as the “Term.”
10.2Grounds for Termination.
a)Either Party shall have the right to terminate this Agreement upon the occurrence of any of the following events: (i) the failure of the other Party to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or the breach by the other Party of any of its representations or warranties herein in any material respect, if such failure or breach is not cured within [***] days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with particularity; or (ii) the making by the other Party of an assignment for the benefit of its creditors, or the filing by or against such other Party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, provided, if such filing is made against such party, such filing has not been stayed or dismissed within [***] days after the date thereof.
b)Lannett shall also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety, without liability except for unpaid previously delivered Products, if: (i) Chartwell loses any approval(s) from the FDA required to perform its obligations under this Agreement or if Chartwell is adjudicated to be in felonious or fraudulent activities; (ii) Chartwell is unable to successfully address material deficiencies identified by the FDA as a result of an inspection of Chartwell’s facility within [***] days after Chartwell’s receipt of a deficiency notice from the FDA; or (iii) subject to Section 13, more than [***] late shipments of the Products during the Term, then Lannett may terminate this Agreement immediately by written notice to Chartwell. For purposes of this Section, a late shipment shall mean failure by Chartwell to deliver to Lannett [***] of the Products ordered by Lannett for delivery within [***] days of the date specified for such delivery in the applicable Purchase Order.
10.3Continuing Obligations; Survival. In no event shall any termination or expiration of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse either Party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination; provided, however, that in no event shall Lannett have any obligation to purchase any Products covered by a binding forecast in effect as of the date of termination if this Agreement was terminated by Lannett under Section 10.2. Notwithstanding any provision of this Agreement to the contrary, Sections 4.7, 4.8, 5, 6, 7, 8, 9, 10.3, 11 and 12 hereof shall survive any termination or expiration of this Agreement.

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11.Agreement to Consummate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby. If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party to this Agreement shall take, or cause its proper officers to take, such action.
12.Annual Facility Fees. The Generic Drug User Fee Amendments of 2012 (“GDUFA”) establishes certain provisions with respect to self-identification of facilities and payment of annual facility fees. GDUFA fees for the manufacturing facilities of the Products supplied hereunder are the responsibility of Chartwell. Chartwell acknowledges that it is a violation of U.S. federal law to ship Products in interstate commerce or to import Products into the United States if manufactured in a facility that has not met its obligations to self-identity or to pay fees when they are due.  Chartwell will indemnify and hold harmless Lannett for any and all costs, fees, fines or penalties paid by Lannett associated with Chartwell’s failure to self-identify or to pay GDUFA fees when due.
13.Force Majeure. Any delay in the performance of any of the duties or obligations of either Party hereto (except for the payment of money) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, but will not be limited to, acts of God, acts of a public enemy, acts of terrorism, insurrections, riots, injunctions, embargoes, fires, explosions, floods, epidemics, pandemics or any other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt written notice to the other Party of such event, and shall take whatever reasonable steps are appropriate in that Party’s reasonable discretion to relieve the effect of such event as rapidly as possible. For as long as such circumstances prevail, the Party whose performance is delayed or hindered will continue to use all commercially reasonable efforts to recommence performance without delay. If any event of force majeure should continue for more than ninety (90) days, the Party not affected thereby shall have the right to terminate this Agreement on written notice to the other Party. In any such event, any sums previously paid by Lannett shall be refunded to Lannett within thirty (30) days of the date of such notice.
14.General Provisions.
14.1Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement: (a) to an affiliate, division or subsidiary of such Party; and/or (b) to any Third Party that acquires all or substantially all of the stock or assets of such Party, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee shall assume the transferring Party’s obligations hereunder. However, notwithstanding any such assignment, the transferring Party shall remain liable under this Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto.

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Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.
14.2Notice. Any notice or other communication required or permitted to be made or given by either Party pursuant to this Agreement shall be in writing and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; or (ii) upon receipt, if sent by email or by facsimile (with confirmation of transmission); or (iii) when delivered, if delivered personally or sent by national overnight delivery service. All notices will be sent to the other Party at its address as set forth below or at such other address as such Party will have specified in a notice given in accordance with this Section:
If to Chartwell, then to:	Chartwell Pharmaceuticals Carmel, LLC 77 Brenner Drive Congers, NY 10920 Attn: Jack Goldenberg Email: [***]
with a copy, sent as provided herein, to:

Warshaw Burstein, LLP

575 Lexington Avenue, 7th Floor

New York, NY 10022

Attn: Steve Semian

Email: ssemian@wbny.com

Hyman, Phelps & McNamara, P.C.

700 Thirteenth Street, N.W., Suite 1200

Washington, D.C. 20005

Attn: Douglas B. Farquhar

Email: DFarquhar@hpm.com

If to Lannett, then to:	Lannett Company, Inc. 1150 Northbrook Drive, Suite 155 Trevose, PA 19053 USA Attn: Legal Department Facsimile: (215) 464-1861 Email: samuel.israel@lannett.com
with a copy, sent as provided herein, to:	Fox Rothschild LLP 2000 Market Street, 20th FL. Philadelphia, PA 19103 Attn: Bradley S. Rodos Email: brodos@foxrothschild.com

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14.3Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement shall not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties.
14.4Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the Parties hereto.
14.5Waiver. The failure of a Party to exercise any right or to demand the performance by the other Party of duties required hereunder shall not constitute a waiver of any rights or obligations of the Parties under this Agreement. A waiver by any Party of a breach of any of the terms of this Agreement by any other Party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.
14.6Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law principles to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any action which in any way involves the rights, duties and obligations of either Party hereto under this Agreement shall be brought in the state or federal courts sitting in Delaware, and the Parties to this Agreement hereby submit to the personal jurisdiction of such courts. The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.
14.7Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.
14.8Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the singular shall include the plural and vice versa, and the terms “include” and “including” shall be deemed to be immediately followed by the phrase “but not limited to.” The terms “herein” and “hereunder” and similar terms shall be interpreted to refer to this entire Agreement, including any Exhibits attached hereto.

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14.9Relationship of the Parties. Neither Party shall hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party. This Agreement is not intended to, and shall not, create any agency, partnership or joint venture relationship between or among the Parties. Each Party is an independent contractor with respect to the others. No Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of any other Party hereto, or to bind any other Party hereto in any manner or with respect to anything, whatsoever.
14.10Chartwell Pharmaceuticals Guaranty. Chartwell Pharmaceuticals hereby guarantees to Lannett the full and complete performance by Chartwell of all obligations of Chartwell under this Agreement and shall be liable for any breach of representation, warranty, covenant or obligation of Chartwell hereunder.
14.11Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.
14.12Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The delivery of a facsimile signature or e-mail signature shall have the same force and effect as the delivery of an original signature.
14.13Subcontractors. Any work that is to be done by any Party under this Agreement may be subcontracted to a Third Party upon prior written consent of the other Party and in accordance with the approved ANDA, cGMPs and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of such Party, as the case may be; provided, however, that, as between the Parties hereto, the subcontracting Party shall be and remain responsible for all acts and omissions of any such subcontractor.
14.14Exhibits. All Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.
14.15Currency. All sums set forth in this Agreement and any appendices or Exhibits hereto are, and are intended to be, expressed in United States dollars.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CHARTWELL PHARMACEUTICALS CARMEL, LLC:

By: /s/ Jack Goldenbeg_______________

Name: Jack Goldenberg_________________

Its: Member________________________

Date: March 3, 2022___________________

Solely For the Purposes of Section 14.10:

CHARTWELL PHARMACEUTICALS LLC:

By: /s/ Jack Goldenbeg_______________

Name: Jack Goldenberg_________________

Its: Member ______________________

Date: March 3, 2022___________________

LANNETT COMPANY, INC.: By: /s/ Timothy Crew_______________ Name: Timothy Crew_________________ Its: CEO_________________________ Date: March 3, 3022_________________

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LIST OF EXHIBITS

Exhibit A*Products

Exhibit B+Specifications

Exhibit C*Pricing

Exhibit D+Shipping Instructions

Exhibit E+Serialization Business Requirements

Exhibit F+Safety Data Exchange Agreement

Exhibit G*Yield Loss

Exhibit H+Supplier Code of Conduct

*	This Exhibit has been redacted to preserve confidentiality. The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.
+	This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

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EXHIBIT A

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EXHIBIT C

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EXHIBIT G

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